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The following is the transcript of the investor call held by ITT Corporation on September 17, 2007 at 9:00 am EDT regarding its agreement to acquire EDO Corporation.

Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
Final Transcript
Conference Call Transcript
ITT — ITT Corporation Conference Call
Event Date/Time: Sep. 17. 2007 / 9:00AM ET

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
CORPORATE PARTICIPANTS
Peter Milligan
ITT Industries, Inc. — IR
Steve Loranger
ITT Industries, Inc. — Chairman, President and CEO
Denise Ramos
ITT Industries, Inc. — CFO
Steve Gaffney
ITT Industries, Inc. — SVP, Defense
CONFERENCE CALL PARTICIPANTS
Jeff Sprague
Citigroup — Analyst
Deane Dray
Goldman Sachs — Analyst
John Baliotti
FTN Midwest Research — Analyst
Jim Lucas
Janney Montgomery Scott — Analyst
PRESENTATION

Operator
     Good morning. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to the ITT to broaden portfolio and high-growth defense technology markets with EDO acquisition conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. (OPERATOR INSTRUCTIONS)
It is now my pleasure to turn the floor over to your host, Peter Milligan, Director of Investor Relations. Sir, you may begin your conference.

Peter Milligan - ITT Industries, Inc. — IR
     Thank you Melissa. Good morning everybody. We are happy to announce this morning that ITT has signed a definitive agreement to acquire EDO Corporation. I hope you have all had a chance to see the brief slide presentation that we will walk through this morning which is available on our website at www.ITT.com/IR.
Joining us this morning are Steve Loranger, our Chairman, President and CEO; Denise Ramos, Senior Vice President and Chief Financial Officer; and Steve Gaffney, Senior VP of ITT Defense.
As always please note that this morning’s comments will contain forward-looking statements that will be subject to the appropriate Safe Harbor rules. And now I would like to turn things over to Steve Loranger for his comments.

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Thanks Peter and thank you all for joining us. Likewise I am very happy to be announcing our transaction with EDO Corporation this morning. EDO is an outstanding company that has been in business since 1925. Their design of innovative solutions has driven their strong growth profile and positions them as an extremely important supplier to our government. EDO designs advanced systems that are at the core of the transformation to lighter, faster and more vital technologies of the future.

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
There are three key reasons why we were attracted to EDO. First, they hold leading positions on key programs of record. As part of this, they are integral to DoD transformational programs that are very early in their lifecycle making the long-term growth prospects very strong. In addition, they are an important supplier on programs such as the CREW counter IED program that play a vital role in the evolving defense and security environment.
Second, their range of technological expertise combined with their outstanding customer relationships such as with the United States Navy and Coast Guard provide a great complementary fit which can enhance our combined value. And third, we believe that value can be created through leveraging our combined existing operational capabilities. So with strategic and as you will see, this transaction fully meets our financial criteria.
Turning to the next slide, we can see that EDO is a proven leader in a wide variety of advanced technologies and services such as electronic warfare, force protection, underwater and Naval warfare. And all of these technologies and services are central to our nation’s security and highly complementary with ITT’s portfolio.
They also have an intelligence and services business that is a nice match with our systems in advanced engineering capabilities. They have over 4000 employees throughout the United States, many (technical difficulty) and while they have become a well-known company for their counter IED technology, they offer a full suite of technologies concentrated on critical future requirements. Their outstanding technology and focus solutions are centered on the mission-critical needs of both our military and Homeland Defense forces.
They have a strong business base today, robust long-term positions on key transformational programs; and on top of all this, EDO really fits well from a financial perspective.
And now Denise will outline the financial aspects.

Denise Ramos - ITT Industries, Inc. — CFO
     Thanks, Steve. Let’s start by looking at valuation. We are paying $56 per share in cash. This translates into a transaction value of approximately $1.7 billion which includes approximately $340 million of convertible notes and their related make-whole provision as well as $123 million of net debt. If we look at the consensus estimate for 2008 EBITDA, the price we are paying represents an implied transaction valuation of approximately 9 times EBITDA. Our acquisition model indicates that it will be essentially neutral to 2008 EPS and will clearly be accretive in 2009.
In addition, the returns on this business should exceed its cost of capital in year two. We believe this is a fair price for EDO and our value opportunity is enhanced by the significant synergies we expect to capture as a result of the combination of these two businesses. These synergies are driven in large part by the complementary nature of these businesses.
Also it is important to point out that the financing for this acquisition is already in place. (technical difficulty) We will utilize much of the cash we already hold and have secured commitments for the balance. While this acquisition is significant, we still have a very strong balance sheet which combined with our ability to generate significant free cash flow from our current businesses allows us to maintain the balance in our capital allocation strategy. The transaction is expected to close in early 2008 and will be subject to customary regulatory approvals and a vote by the EDO shareholders.
Now with that, let me turn it over to Steve Gaffney to provide some additional details on this acquisition.

Steve Gaffney - ITT Industries, Inc. — SVP, Defense
     Thanks Denise. I am both excited and delighted that EDO and ITT are joining forces to meet the needs of our customers and our nation. We are clearly better together than apart and over the next few minutes I would like to tell you a little bit about EDO, their structure, the quality of their portfolio and then show you how complementary EDO’s portfolio is to the ITT’s existing market positions.
As part of our normal strategic plan process, we conduct a strategic assessment of our four market domains. Those domains are sensing and surveillance, communications, space, and advanced engineering and integrated services. Our strategy has been to organically grow into those four market domains and to seek acquisitions that would be highly complementary to those market positions. EDO is that company. They provide the best complementary strategic fit with the best growth potential of any property in our space.

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
Now I would like to provide a quick overview of their corporation and share with you their structure and their products. The company maintains basically two reporting segments which serve six market sectors. The electronic systems and communications segment represents about 55% of the fiscal year ‘06 revenues and the products this segment serves are the electronic warfare, C4 products and systems and the intelligence and information warfare markets.
The engineered systems and services segment represented about 45% of their fiscal year ‘06 revenues and the products and services in this segment serve the integrated systems and structures, undersea warfare and professional and engineering services markets.
Not only are we excited about EDO’s high-tech, highly engineered and mission-critical products but we are also excited about their strong customer intimacy model and their strong positions on leading platforms.
And with that, I would like to spend a few minutes on this point on the next chart. EDO has strong positions on a variety of ground, air and sea platforms and in many cases they have established sole-source positions on these platforms. They are on all platforms across all services within the DoD and have a strong presence internationally. For airborne applications, EDO’s weapon release systems are deployed on most Air Force and Navy aircraft including the F-15 Eagle, the F-18 Hornet, the F-16 as well as the F-22 Raptor and the Joint Strike Fighter, the F-35.
As you know, the service plans on procuring over 2400 F-35s over its lifecycle and in addition to EDO providing the weapon release system, they also provide composite structures and conformal arrays. In the ground forces area, EDO provides enhanced force protection technology into the counter IED market that Steve talked about. Their product is baseline on all mine resistant ambush protected vehicles otherwise known as MRAPs as well as all Humvees. They support the Bradley Counter Mortar System as well as the Patriot Air Defense System.
For Naval applications, EDO’s mine countermeasures are deployed on the majority of the vessels in our current fleet. And as Steve said earlier, many of EDO’s products and services are early in their lifecycles. They are just now entering low rate and full rate production and that is why this business is very attractive to us.
On the next slide, I had said all along that we are excited about the entire portfolio that EDO offers. We believe its core business just like the core business of ITT Defense will grow over the next several years at high single-digit rates. However there is one key program that EDO has recently received a lot of press about and I want to discuss this in more detail with you here.
No one would argue that the world changed on 9/11. The threats around the world continue to evolve rapidly and as we can see most nights on the evening news, the weapon of choice in the conflict zone are improvised explosive devices otherwise known as IEDs. The threat is real. It is constantly evolving worldwide; the need for a solution for this ever-changing problem is enduring. We see the counter IED market as being a multibillion dollar market of which EDO has the key program of record. This program is known as CREW 2.1.
EDO has been a Pioneer and the technology leader in this market however for a long time. They provided the first generation of this technology known as Warlock. Today, EDO is the only company to be awarded orders under the CREW 2.1 program. The most recent award came just a few days ago when they received an additional order for over 2200 units adding more than $170 million to the funded backlog. That brings the total systems awarded for this product this year alone to over 7000 which translates into currently over $500 million of funded backlog.
While third-party estimates of the total demand vary, we see a tremendous opportunity in this market based on the compelling need and the ever-changing worldwide threat.
So now on the next slide, I would like to talk to you a little bit about why we believe this business is such a strong strategic fit. First I would like to tell you a little bit about how the chart is constructed. The first column depicts the four market domains that we serve, sensing and surveillance, communications, space and advanced engineering and integrated services. The second column depicts the key missions and/or products needed in order to support those domains. Across the top of the chart are the customers that have a need for those missions and/or products. The blue represents our current market and customer position. The takeaway here is that our defense business is diversified and in attractive segments that are core to our nation’s defense and the defense of our allies.
On the next slide if you were to take the exact same chart, markets, missions and/or products versus customers, and you overlay EDO’s capabilities and EDO’s customer connections, you can see why we are so excited about the growth potential of the combination of our two companies. In fact, EDO adds over 30 complementary product or customer positions that diversify and strengthen our portfolio.

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
And we also believe that after we have the opportunity to combine our respective technology capabilities, we will be able to further expand our products and our services and reach even more customers. Bottom line, the combination of our two companies, highly complementary. They have great customer intimacy. So do we. They have great team. So do we. And in fact, I am extremely proud of the ITT Defense team and I am convinced that when we join forces and we have that one team, one mission mindset and develop the relational capacity to act as one to serve our customers better, will unlock the hidden value that lies within the two companies.
So with that, I would like to hand it over to Steve.

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Thanks, Steve. This is a great business that gives us an excellent opportunity to broaden and strengthen our defense portfolio. The position that EDO has on key platforms creates excellent opportunities for long-term growth. However, it is important to note that our overall portfolio will continue to remain well-balanced. This acquisition increases in the defense component by about 7% and we still enjoy excellent diversification from our fluid technology and motion and flow businesses. We are very pleased to have three strong investable growth platforms in our overall portfolio.
We expect to continue to deliver premier shareholder value by continuing the great performance of this business while also taking advantage of the revenue and operational benefits available via the implementation of ITT’s management system and by applying successful operational improvement initiatives.
The business is clearly consistent with our disciplined approach to acquisitions. Like ITT, EDO produces highly engineered, mission critical parts and participates in very attractive market segments. The complementary nature of the EDO’s product and service offerings make this transaction a perfect fit for ITT and we look forward to an effective and efficient integration.
And finally, while this acquisition is significant, it is important to note that our acquisition capacity over the next few years allows us to continue to enhance our portfolio. We are very excited about this acquisition. We look forward to realizing the combined strengths of our soon to be expanded defense businesses.
And now with that introduction, we will be pleased to take questions.
QUESTION AND ANSWER

Peter Milligan - ITT Industries, Inc. — IR
Thanks Steve. Melissa, if you could introduce the instructions for placing a question?

Operator
     Thank you. (OPERATOR INSTRUCTIONS). Jeff Sprague, Citigroup.

Jeff Sprague - Citigroup — Analyst
     Thank you, good morning.

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Good morning, Jeff.

Jeff Sprague - Citigroup — Analyst

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
     Steve, I guess the first concern many of us have is you know looking at kind of how big this revenue surge for CREW 2.1 is and what might be on the other side of that? I understand from looking at some of the consensus numbers that for ‘08 this program could be 50% of EDO’s revenues and 75% of profit.
So the question becomes from a modeling standpoint, what do you guys think happens in 2009 and 2010? I understand there is CREW 3.0 that might be awarded later this year and maybe there are some other suppliers that come into the equation. So could you give us a little more color on your view of kind of past the big surge, what lies on the other side of that?

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Yes, thank you, Jeff. There is no question that we have seen significant orders and awards with respect to this emerging technology. As Steve mentioned, we believe that IEDs are going to be an enduring weapon of choice. This world is not safe and quite frankly the way we look at this is excellent visibility over the next couple of years with a pretty substantial backlog.
But it is our expectation as well as central to our modeling that we would continue to enjoy strong growth in CREW and more importantly, counter IED related technology. So that while the backlog is not visible in years ‘10, ‘11, ‘12, quite frankly, it is a pretty strong indication that the backlog has been highly validated for ‘08 and ‘09 timeframe.

Jeff Sprague - Citigroup — Analyst
     I just wonder if Steve Gaffney could comment on technologically where he sees EDO relative to Lockheed and GD and some of the other guys that may try to work their way into the later iterations of the program?

Steve Gaffney - ITT Industries, Inc. — SVP, Defense
     Well, that is a great question and as I mentioned, EDO has actually been a pioneer in this market space. It goes back into the ‘70s and ‘80s with their shortstop program. And they have continued to invest in the right technology to develop the right product for the need and I think that is what was key in them painting a sole-source award early this year for CREW 2.1. So I see them strong and I see them with us together even stronger.

Jeff Sprague - Citigroup — Analyst
     Thank you very much.

Operator
     Deane Dray, Goldman Sachs.

Deane Dray - Goldman Sachs — Analyst
     Thank you, good morning.

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Hi Deane.

Deane Dray - Goldman Sachs — Analyst

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
     I was hoping you could share with us some of the basic cost and revenue synergy assumptions that you are baking into your guidance or for neutral impact and then accretive thereafter.

Denise Ramos - ITT Industries, Inc. — CFO
     Yes, let me start with that and then Steve can chime in. We don’t disclose specific synergy targets but let me tell you how we thought about it when we went through this process. We really bucketed the synergies into two different buckets; the cost synergies and then the revenue synergies. So from a cost perspective what we looked at is we looked at the implementation of our management system which would be things around global forcing strategy, lean Six Sigma, any footprint rationalization; you know all those operational initiatives that would give you cost synergies.
And then on the revenue side, you see in the presentation the complementary nature of these two businesses. So we looked at leveraging the customer channels and then we looked at improved product development through R&D and the technology sharing that we expect to have in the future. So we are excited about both of those synergies but we do obviously in our model, we tend to rely more heavily on the cost side.

Deane Dray - Goldman Sachs — Analyst
     Great. And then just in terms of timing, on two events, one is that EDO’s stock has had a tremendous run here. I mean it has doubled in ‘07. Would that — how long has this been on the radar screen and could you have moved — should you have moved earlier on this?
And then the other timing question is with regard to the whole credit implosion, how has that changed the financing burden on ITT for the transaction?

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Yes, thanks. On the first part of your question, you know we have had intermittent conversations for some time with EDO but I would say that the timing is really right now and there was not an opportunity to move earlier on this for a variety of reasons. And you know, that is why we think that despite the fact that the stock has run up most recently, we have struck at this point a very, very fair balance in terms of a price that works for us and a price that reflects exceptional value for the EDO shareholder.
So we think we are right in the right place and as Steve mentioned, combining our businesses where we can leverage both operational and revenue capabilities, we think we can continue to create value in the future. And on the credit issue — Denise why don’t you — (multiple speakers).

Denise Ramos - ITT Industries, Inc. — CFO
     Yes, let me talk about financing the deal. We have $1 billion currently in international cash holdings. We were planning on repatriating that in the fourth quarter so we will do that. We will utilize that as a portion of the financing for this deal, over 50% of it and then we have secured financing commitments for the rest. And you know when you look at our cash flow generation into the future and how strong it is, you know we anticipate that we will be able to pay that down fairly quickly.

Deane Dray - Goldman Sachs — Analyst
     And just roughly, cost of capital with including the charge for repatriating that cash?

Denise Ramos - ITT Industries, Inc. — CFO
     You mean the cost associated with it?

Deane Dray - Goldman Sachs — Analyst

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
     Yes.

Denise Ramos - ITT Industries, Inc. — CFO
     From a tax — are you talking (multiple speakers).

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     We have a tax — we have a tax efficient way to repatriate the money and it is not going to be an issue with respect to the cost for repatriation.

Denise Ramos - ITT Industries, Inc. — CFO
     There won’t be any incremental tax cost associated with that.

Deane Dray - Goldman Sachs — Analyst
     Got it. Thank you.

Denise Ramos - ITT Industries, Inc. — CFO
     Sure.

Operator
     John Baliotti, FTN Midwest Securities.

John Baliotti - FTN Midwest Research — Analyst
     Good morning. Actually if I — maybe a question for Steve Gaffney. Steve, I looked at slides eight and nine and I think that was helpful to see where you supported the customer where EDO did. And if I just kind of crudely look through it, it only looks like about five out of the 48 programs or I guess items in there overlap. I am sure that is not on a weighted basis. But could you kind of describe or give us an idea of where ITT can not only — not only the overlap, but is there an opportunity to cross sell some of the stuff you have now with those customers now that you can get into some of the platforms or programs that you couldn’t get into before?

Steve Gaffney - ITT Industries, Inc. — SVP, Defense
     That’s a great question, John. And let me first clarify. I will just use an example; you know electronic warfare in the Air Force area. They are on the B-1 program. We are on the B-52 and other programs. So although we service the same customer, we do it in different platforms. So even though we’re representing the fact that there is some overlap, there is really not. Right? So take that to the Army and services side. We have a large presence in the Army in particular in base operations, equipment maintenance and communications O&M. They have a large presence in Huntsville doing air and missile defense as well as command and control and supporting strategic systems.
So what we are able to do is offer a broader portfolio of offerings to that customer base and again, our goal all along is to become that trusted provider, broad-based to our customer set and this acquisition helps us achieve part of that goal.

John Baliotti - FTN Midwest Research — Analyst
     Along that line, I know that you guys have been working on your own ID Jammer and I am just wondering is that a complement or are you going to just switch, are you going to favor the EDO platform, the CREW 2.1 or how should we look at that?

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call

Steve Gaffney - ITT Industries, Inc. — SVP, Defense
     Well I think that clearly we are going to leverage the fact that the CREW 2.1 program is here and now. It is funded. They are delivering those products to meet the needs of the customer. You know CREW 3 Series is still in the proposal phase. It has to go through a long development phase before it enters the market in the 2011, 2012 timeframe. So I think that you know we are going to try to offer the best solutions — solution or solutions that we can in order to meet the needs of this evolving threat.

John Baliotti - FTN Midwest Research — Analyst
     Okay. And so I guess overall one of the features of this that you were talking about that we should think about is the reduced cyclicality — overall? And that you have added platforms — you got on some lower growth or early growth phase platforms?

Steve Gaffney - ITT Industries, Inc. — SVP, Defense
     Yes, I mean that is what is really exciting you know, when you plot their portfolio against the overall Department of Defense lifecycle, many of their programs are very early in that phase. They are just completing development and test in the navel area. CREW orders just started happening this year and you know the lifecycle of products that are in the Department of Defense inventory are upwards of 15, 20, 25 years.
So look at SINCGARS. We have been in production on SINCGARS over 20 years and it is still a very healthy product for us. So we see the same type of future on their portfolio.

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Yes, John, we really like the diverse technology. It is all focused in critical areas that is common to our defense strategy around sensing, communications, space and advanced engineering. So the combination of these complementary technologies as well as complementary customers give us a nice portfolio balance and diversity inside of the defense portfolio further to the defense strategy that has worked so well for us now and we think this just really adds a lot to that diversification in a very, very — in a very, very attractive way.

John Baliotti - FTN Midwest Research — Analyst
     Thanks Steve.

Peter Milligan - ITT Industries, Inc. — IR
     Thanks John. Melissa, we have time for one final question.

Operator
     Thank you. Jim Lucas, Janney Montgomery Scott.

Jim Lucas - Janney Montgomery Scott — Analyst
     Thanks. Good morning. The financial resources do not seem to be a constraint whatsoever on the acquisition side. I think you’ve done a good job in terms of spelling out the cash flow and the balance sheet capability, maintaining the capital allocation. But could you talk a little bit from a management standpoint as you are thinking about acquisitions that you now have done — two — you are looking at two significant acquisitions. What type of management constraints going forward can you kind of shape around how you think about that from an acquisition standpoint?

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
Yes, Jim, let me take that one. This is the best place for ITT to place an acquisition at this point because we have a very, very proven defense team. If you take a look at what our defense team and I mean everyone of our value centers in addition to Steve Gaffney and his direct leaders have done in the past several years, it has been remarkable. You’ve seen not only organic growth well above budget growth, but you have also seen some very, very effective operational execution.
On top of that, we did make our cost model assumptions and — excuse me not cost model — our acquisition model assumptions in the space integration albeit that was offset as you know by a large program cancellation. And in addition, Chris Bernhardt and his team have led a very nice integration between our electronic warfare and our RF radar business that has gone exceptionally well.
So you get a high-performing defense team that has performed not only with customer satisfaction organic growth but on the operating side as well. On top of that, EDO has a tremendous team. EDO has got critical mass. The EDO management team are on their game and that is why we think the combination right now is ideal in terms of putting two great leadership teams together to create future value. So we feel good about that.

Jim Lucas - Janney Montgomery Scott — Analyst
     Okay. And an unrelated question here. One of the points earlier on was that EDO is on a number of early platforms, margins a little bit lower, opportunity for a ramp over time. Clearly there is a lot of programs here, a lot of moving parts. But in addition to the cost synergies you alluded to earlier, can you perhaps give us a little bit more color in terms of what platform ramps that we as outsiders should be paying particular attention to and what type of opportunities from a timeframe margin expansion there are?

Steve Gaffney - ITT Industries, Inc. — SVP, Defense
     That is a great question and clearly by just the nature of each phase of the lifecycle, we expect margin pick up. As we move from development where there is lot of nonrecurring, lots of engineering, lots of innovation, as we move into low rate initial production and full rate, there is — and the test issues are resolved and all the things associated with production are taken care of, we expect a pick up there.
EDO is, the current estimate $1.150 billion size compared with our estimated $4 billion size. When you leverage the material spend capability and all the things associated with that, you know there is just benefits not only to our shareholders but also our customer. So we have them in mind.
The strong position that we have with our communications business, we — think about it this way — we have over 450,000 SINCGARS as an installed base. Many of those radio systems in vehicles. Imagine what the world could be like if we could integrate the strong capability we have in tactical radio communication with the strength EDO brings with the feeding the IED threat to actually leverage the two capabilities together for an integrated solution.
That would be attractive for us and I think it would be a benefit to the War Fighter and our nation. So these are the types of things that we think about.

Jim Lucas - Janney Montgomery Scott — Analyst
     Okay. Thank you.

Peter Milligan - ITT Industries, Inc. — IR
     Thanks, Jim. I just want to turn it right back to Steve Loranger for a couple of closing comments.

Steve Loranger - ITT Industries, Inc. — Chairman, President and CEO
     Yes, thank you all for joining us. Obviously this is day one of a long journey. We are very excited. It is a great strategic fit. It has very sound financials. We have got a strong defense team, both with the EDO management team and the ITT defense team. And we think it is a strong

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Final Transcript
Sep. 17. 2007 / 9:00AM ET, ITT — ITT Corporation Conference Call
combination of complementary technologies and complementary customer positions. We have a lot of work to do to assimilate this and I can assure you that we are going to be focused on execution as we go forward.
So with that, thanks for your interest and we will talk to you again on the third-quarter earnings call. All the best.

Operator
     Thank you. This does conclude today’s teleconference. You may disconnect at this time.

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This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ITT Corporation (“ITT”) concerning the proposed merger of EDO Corporation (“EDO”) with Donatello Acquisition Corp., a wholly-owned subsidiary of ITT (the “merger”) and other future events and their potential effects on ITT. Such statements are not guarantees of future results. They only represent management’s expectations and beliefs concerning future events and their potential effects on ITT. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

In connection with the proposed merger, EDO will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (“SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of EDO. Before making any voting decision, EDO’s shareholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it will contain important information about the proposed merger. EDO’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. EDO’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, telephone: 212-716 2000, or from EDO’s website, www.edocorp.com. Information regarding ITT’s directors and executive officers is set forth in ITT’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and ITT’s proxy statement for ITT’s 2007 Annual Meeting of Shareholders. Information regarding EDO’s directors and executive officers is set forth in EDO’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and EDO’s proxy statement for EDO’s 2007 Annual Meeting of Shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.